UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: February 26, 2015
(Date of earliest event reported)

Data I/O Corporation
(Exact name of registrant as specified in its charter)

Commission File Number: 0-10394

_____________________________________

Washington	91-0864123
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

6464 185th Ave. N.E., Suite 101 Redmond, WA 98052
(Address of principal executive offices, including zip code)

(425) 881-6444
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items reported in this filing:

Item 2.02 Results of Operation and Financial Condition

Item 9.01 Financial Statements and Exhibits

Item 2.02 Results of Operation and Financial Condition

A press release announcing fourth quarter 2014 and year 2014 results was made February 26, 2014 and a copy of the release is being furnished as Exhibit 99.0 in this current report.

Item 9.01 Financial Statements and Exhibits.

(d)                 Exhibits

Exhibit No.	Description
99.0	Press Release: Data I/O Reports 2014 Fourth Quarter Results

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Data I/O Corporation

February 27, 2015	By: /s/ Joel S. Hatlen Joel S. Hatlen Vice President Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.0	Press Release: Data I/O Reports 2014 Fourth Quarter Results

Exhibit 99.0

Joel Hatlen	SM Berger & Company, Inc.
Vice President and Chief Financial Officer	Andrew Berger
Data I/O Corporation 6464 185th Ave. NE, Suite 101	Managing Director (216) 464-6400
Redmond, WA 98052
(425) 881-6444

Data I/O Reports 2014 Fourth Quarter Results

Return to full-year profitability on 17% revenue growth and new product momentum

Redmond, WA, Thursday, Feb. 26, 2015 – – Data I/O Corporation (NASDAQ: DAIO), the leading global provider of advanced programming and IP management solutions for flash, flash-memory based intelligent devices and microcontrollers, today announced financial results for the quarter and year ended December 31, 2014.

2014 Fourth-Quarter Highlights (on a year-over-year basis unless noted):

•         Net sales of $5.3 million, up 59%

•         Net income of $349,000, or $0.04 per diluted share compared to a net loss of $1.6 million, or $0.21 per share

•         Adjusted EBITDA excluding equity compensation was $528,000

•         Bookings of $5.4 million

•         Five customer wins for PSV7000 in the automotive market during the quarter

•         First customer win for PSV3000 to an industrial customer in China

2014 Full-Year Highlights (on a year-over-year basis unless noted):

•         Net sales of $21.9 million, up 17%

•         Net income of $1.1 million, or $0.14 per diluted share compared to a net loss of $2.6 million, or $0.33 per share

•         Adjusted EBITDA excluding equity compensation was $1.9 million

•         Significant growth in automotive market

“I am pleased to report a return to full-year profitability in 2014.  The positive momentum we experienced throughout 2014 continued in the fourth quarter, driven by strong demand for our PSV7000 programming system,” stated Anthony Ambrose, President and CEO.  “The PSV7000 has exceeded our expectations since we launched the system in September 2013 and has helped us secure eight of the top nine automotive electronics companies as customers.  The PSV7000 is uniquely positioned for the automotive industry as the system combines high throughput, fast changeover and extreme flexibility, which allows manufacturers to use one PSV7000 to program what previously required multiple systems to produce.  We expect continued strength in the automotive market throughout 2015 as manufacturers continue to develop increasingly sophisticated infotainment and instrument cluster applications.”

Net sales in the 2014 fourth quarter were $5.3 million, compared with $3.3 million in the 2013 fourth quarter.  The 59% increase in fourth quarter sales was primarily a result of higher shipments of the company’s PSV7000 Automated Programming System.  For 2014, net sales were $21.9 million, an increase of 17% from $18.7 million last year.

For the 2014 fourth quarter, gross margin as a percentage of sales, was 55.1%, compared to 44.3% for the 2013 fourth quarter.  The significant improvement in gross margin was primarily a result of increased factory utilization, due to higher product shipments, and a more profitable mix of products.  For 2014, gross margin as a percentage of sales was 53.9%, compared to 50.8% for 2013.

Net income in the 2014 fourth quarter was $349,000, or $0.04 per diluted share, compared with a net loss of $1.6 million, or $0.21 per share, in the 2013 fourth quarter.  Net income for 2014 was $1.1 million, or $0.14 per diluted share, compared with a net loss of $2.6 million, or $0.33 per share, for 2013.

Earnings Before Interest, Taxes, Depreciation, and Amortization (“EBITDA”) was $429,000 in the 2014 fourth quarter, compared to a loss of $1.5 million in the 2013 fourth quarter.  Adjusted EBITDA excluding equity compensation (a non-cash item) and restructure charge was $528,000 in the 2014 fourth quarter, compared to a loss of $0.9 million in the 2013 fourth quarter.  For 2014, EBITDA was $1.5 million, compared to a loss of $2.1 million for 2013.  Adjusted EBITDA excluding equity compensation and restructure charge was $2.0 million for 2014, compared to a loss of $0.5 million for 2013.

Bookings in the 2014 fourth quarter were $5.4 million, up 44% compared to $3.7 million in the 2013 fourth quarter, and $5.4 million in the 2014 third quarter.  Backlog at December 31, 2014 was $1.9 million, compared to $1.9 million at December 31, 2013, and $2.0 million at September 30, 2014.  Deferred revenue was $1.8 million at December 31, 2014, compared to $1.2 million at December 31, 2013, and $1.8 million at September 30, 2014.

Mr. Ambrose continued: “With the success of the PSV7000, as well as the recent launch and initial customer of the PSV3000, I am encouraged by the market’s acceptance of the PSV family of products.  The PSV3000 opens new markets and customers, which Data I/O has not traditionally served.  The market size for the PSV3000 is approximately $10 million and with the initial order of a PSV3000, we are increasingly optimistic we will grow our market share within this segment. Our plan for 2015 is to build on the positive sales momentum we experienced in 2014, while continuing to proactively manage our cost structure and maintain a strong balance sheet.  We ended 2014 with $9.4 million of cash on our balance sheet and excellent liquidity, which provides us with the flexibility to invest in growth producing initiatives.  Product development continues to be an important area of focus for the company as we create compelling products for a variety of different programming requirements that lower the total cost of programming for our customers.”

Conference Call Information

A conference call discussing the financial results for the fourth quarter ended December 31, 2014 will follow this release today at 2:00 pm PT/5:00 pm ET.  To listen to the conference call, please dial (800) 230-1766, passcode: DAIO.  A replay will be made available approximately one hour after the conclusion of the call and will remain available for one week.  To access the replay, please dial (800) 475-6701, access code: 353846.  The conference call will also be simultaneously webcast over the Internet; visit the News and Events section of the Data I/O Corporation website at www.dataio.com to access the call from the site.  This webcast will be recorded and available for replay on the Data I/O Corporation website approximately two hours after the conclusion of the conference call.

About Data I/O Corporation

Since 1972 Data I/O has developed innovative solutions to enable the design and manufacture of electronic products for automotive, wireless, consumer electronics, industrial controls, medical, and military/aerospace markets.  Today, our customers manufacture tens of millions of products each year using Data I/O programming solutions to reliably, securely, and cost-effectively deliver their Intellectual Property into programmable devices. Data I/O provides programming solutions for devices in any package, whether programmed in a socket or on a circuit board.  Our expertise in programmable integrated circuits, global supply chain processes, and IP management and protection helps bring innovative new products to life.  These solutions are backed by a global network of Data I/O support and service providers, assuring success for our customers.

Forward Looking Statement and Non-GAAP financial measures

Statements in this news release concerning economic outlook, expected revenue, expected margins, expected results, orders, deliveries, backlog and financial positions, as well as any other statement that may be construed as a prediction of future performance or events are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause actual results to differ materially from those expressed or implied by such statements.  These factors include uncertainties as to the ability to record revenues based upon the timing of product deliveries, installations and acceptance, accrual of expenses, changes in economic conditions and other risks including those described in the Company's filings on Forms 10K and 10Q with the Securities and Exchange Commission (SEC), press releases and other communications.

Non-GAAP financial measures, such as EBITDA and adjusted EBITDA excluding equity compensation and restructure charge, should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.  We believe that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s results and facilitate the comparison of results.

--Financial Results Follow--

DATA I/O CORPORATION
CONSOLIDATED STATEMENTS OF OPERATION
(in thousands, except per share amounts)
(UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013

Net Sales	$5,293	$3,330	$21,924	$18,717
Cost of goods sold	2,376	1,856	10,099	9,207
Gross margin	2,917	1,474	11,825	9,510
Operating expenses:
Research and development	1,169	1,155	4,708	4,586
Selling, general and administrative	1,409	1,421	5,997	6,378
Impairment charge	-	31	-	31
Provision for business restructuring	-	540	13	1,183
Total operating expenses	2,578	3,147	10,718	12,178
Operating income (loss)	339	(1,673)	1,107	(2,668)
Non-operating income (expense):
Interest income	37	67	159	160
Foreign currency transaction gain (loss)	(47)	(34)	(160)	(76)
Total non-operating income (expense)	(10)	33	(1)	84
Income (loss) before income taxes	329	(1,640)	1,106	(2,584)
Income tax (expense) benefit	20	2	(7)	8
Net income (loss)	$349	($1,638)	$1,099	($2,576)

Basic earnings (loss) per share	$0.04	($0.21)	$0.14	($0.33)
Diluted earnings (loss) per share	$0.04	($0.21)	$0.14	($0.33)
Weighted-average basic shares	7,858	7,783	7,826	7,767
Weighted-average diluted shares	8,028	7,783	7,948	7,767

DATA I/O CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(UNAUDITED)

	December 31, 2014	December 31, 2013

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$9,361	$10,426
Trade accounts receivable, net of allowance for
doubtful accounts of $93 and $87, respectively	4,109	1,980
Inventories	4,445	3,770
Other current assets	426	395
TOTAL CURRENT ASSETS	18,341	16,571

Property, plant and equipment – net	926	843
Other assets	65	88
TOTAL ASSETS	$19,332	$17,502

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$968	$720
Accrued compensation	1,756	1,107
Deferred revenue	1,801	1,170
Other accrued liabilities	641	597
Accrued costs of business restructuring	113	723
Income taxes payable	(1)	10
TOTAL CURRENT LIABILITIES	5,278	4,327

Long-term other payables	183	313

COMMITMENTS	-	-

STOCKHOLDERS’ EQUITY
Preferred stock -
Authorized, 5,000,000 shares, including
200,000 shares of Series A Junior Participating
Issued and outstanding, none	-	-
Common stock, at stated value -
Authorized, 30,000,000 shares
Issued and outstanding, 7,861,141 shares as of December 31,
2014 and 7,786,053 shares as of December 31, 2013	18,704	18,343
Accumulated earnings (deficit)	(5,943)	(7,042)
Accumulated other comprehensive income	1,110	1,561
TOTAL STOCKHOLDERS’ EQUITY	13,871	12,862
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$19,332	$17,502

NON-GAAP FINANCIAL MEASURE RECONCILIATION

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
(in thousands)
Net Income (loss)	$349	($1,638)	$1,099	($2,576)
Interest (income) expense	(37)	(67)	(159)	(160)
Taxes	(20)	(2)	7	(8)
Depreciation and amortization,
including impairment charge	137	171	593	647
EBITDA earnings (loss)	$429	($1,536)	$1,540	($2,097)

Equity compensation	99	116	400	423
Restructure charge	-	540	13	1,183
Adjusted EBITDA earnings (loss),
excluding equity compensation
and restructure charges	$528	($880)	$1,953	($491)